Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Third Quarter 2009 Financial Results

SAN DIEGO, November 6, 2009 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the three and nine months ended September 30, 2009.

“Our alliances have continued to achieve strong progress with Roche’s initiation of the Phase 3 registration trial for subcutaneous Herceptin, and Baxter’s completion of patient enrollment in the Phase 3 GAMMAGARD with PH20 pivotal study and the launch of Hylenex in pediatric hydration,” said Jonathan Lim, M.D., president and CEO. “Our balanced business strategy consisting of partnered development programs and proprietary pipeline product candidates made noteworthy advances through another quarter.”

Third Quarter 2009 and Recent Corporate Developments and Scientific Achievements

•	Roche initiated a Phase 3 clinical trial with subcutaneous Herceptin formulated with Halozyme’s recombinant PH20 enzyme. This represents the first Roche product to enter a Phase 3 registration trial as part of the Halozyme-Roche collaboration, and initiation of this clinical trial triggered a milestone payment of $5 million to Halozyme. Roche intends to enroll 552 patients with HER2-positive breast cancer in the study.

•	Roche also initiated a Phase 1 pharmacokinetic clinical trial with a subcutaneous formulation of a Roche biologic using Halozyme’s recombinant PH20 hyaluronidase enzyme. This biologic represents the third Roche proprietary compound directed to an exclusive target to enter the clinic as part of the Halozyme-Roche collaboration. Initiation of the study triggered a milestone payment to Halozyme for an undisclosed amount.

•	Halozyme’s ultrafast insulin program moved forward during the third quarter. A Phase 1 clinical study began in September that will assess the effects of three approved prandial (mealtime) insulin analogs administered with PH20 compared to each of the analogs alone. This randomized, six-way cross-over design, euglycemic clamp study will compare the pharmacokinetics (PK) and glucodynamics (GD) of three insulin analogs. Previous studies conducted by Halozyme have demonstrated that the combination of insulin lispro (Humalog®) with PH20 yielded faster systemic insulin absorption, increased peak insulin concentrations, and improved glycemic control when compared to insulin lispro alone. The study is expected to enroll 18 healthy subjects and the results should be available by 2Q10. Our goal is to develop a best in class insulin product in comparison to the current gold standard analog products on the market today.

•	Baxter, Halozyme’s licensee, launched Hylenex (hyaluronidase human injection) in early October at the scientific assembly of the American College of Emergency Physicians (ACEP) for use in pediatric rehydration. Hylenex allows fluids to be administered subcutaneously rather than through a vein, which can help lead to successful rehydration more quickly. Clinical data presented at the ACEP meeting showed that subcutaneous treatment facilitated by Hylenex successfully rehydrated 94% of pediatric patients, that 90% of catheters were successfully inserted on the first attempt, and 96% of clinicians rated the procedure easy to perform. Hylenex rehydration was preferred by parents as nine out of 10 surveyed were satisfied or very satisfied with the procedure.

Third Quarter 2009 Financial Results

The net loss for the third quarter of 2009 was $13.9 million, or $0.16 per share, compared with a net loss for the third quarter of 2008 of $10.9 million, or $0.14 per share. Net loss for the nine months ended September 30, 2009 was $45.7 million, or $0.54 per share, compared with a net loss of $31.8 million, or $0.40 per share for the comparable period last year.

•	Revenue for the third quarter of 2009 was $3.0 million, compared to $2.5 million for the third quarter of 2008. Revenues under collaborative agreements for the third quarter of 2009 were $2.6 million, compared to $2.2 million for the third quarter of 2008. Revenues under collaborative agreements in the third quarter of 2009 primarily consisted of the amortization of license fees and a milestone payment received from Baxter and Roche of $1.8 million and research and development reimbursements from Baxter and Roche of $0.8 million.

•	Research and development expenses for the third quarter of 2009 were $13.2 million, compared to $10.1 million for the third quarter of 2008, primarily due to an increase in clinical trial expenses as a result of higher spending on the ultrafast insulin program, and an increase in research and development headcount.

•	Selling, general and administrative expenses for the third quarter of 2009 were $3.7 million, compared to $3.5 million for the third quarter of 2008.

•	Cash and cash equivalents totaled $77.6 million as of September 30, 2009, compared with $63.7 million as of December 31, 2008 and $72.5 million as of September 30, 2008. During the third quarter of 2009 the company received cash of $2.8 million related to warrant exercises. Net cash burn for the third quarter of 2009 was $11.6 million.

Upcoming Corporate and Scientific Presentations

Halozyme management will be presenting at the Lazard Capital Markets 6th Annual Healthcare Conference to be held in New York City on November 18, 2009 at 11:30 a.m. To listen to the event live or to hear the replay please visit the Halozyme corporate Web site. The company will also be presenting results from an intra-patient variability clinical study at the Diabetes Technology Society in San Francisco on November 6, 2009.

Conference Call

Halozyme management will host a conference call and webcast on November 6, 2009 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-256-9044 for domestic callers or 706-643-5585 for international callers. The conference ID # is 37881291. A telephone replay will be available beginning approximately two hours after the call by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the dispersion and absorption of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics for up to 13 targets and with Baxter BioScience to apply Enhanze technology to Baxter’s biological therapeutic compound, GAMMAGARD® Liquid. The product candidates in Halozyme’s research pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the timing and scope of our clinical trials as well as clinical trials performed by our partners) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Revenues under collaboration agreements	$2,617,776	$2,194,325	$6,558,145	$5,209,897
Product sales	411,109	267,901	669,267	492,066

Total revenues	3,028,885	2,462,226	7,227,412	5,701,963

OPERATING EXPENSES:
Cost of product sales	102,638	130,720	151,939	205,036
Research and development	13,162,748	10,080,775	41,763,972	27,450,454
Selling, general and administrative	3,703,099	3,450,450	11,093,563	11,454,228

Total operating expenses	16,968,485	13,661,945	53,009,474	39,109,718

OPERATING LOSS	(13,939,600)	(11,199,719)	(45,782,062)	(33,407,755)
Interest income	29,318	327,561	86,391	1,579,210

NET LOSS	$(13,910,282)	$(10,872,158)	$(45,695,671)	$(31,828,545)

Basic and diluted net loss per share	$(0.16)	$(0.14)	$(0.54)	$(0.40)

Shares used in computing basic and diluted net loss per share	89,570,540	80,293,800	85,086,456	79,383,614

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,635,792	$63,715,906
Accounts receivable	1,589,750	7,264,410
Inventory	1,238,254	441,323
Prepaid expenses and other assets	2,942,015	2,591,149

Total current assets	83,405,811	74,012,788
Property and equipment, net	2,703,592	2,549,925

Total Assets	$86,109,403	$76,562,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,121,914	$6,668,791
Accrued expenses	5,749,610	3,995,897
Deferred revenue	4,941,580	3,553,730

Total current liabilities	15,813,104	14,218,418
Deferred revenue, net of current portion	52,747,933	45,894,726
Deferred rent, net of current portion	947,881	1,069,573
Stockholders’ Equity:
Common stock	91,095	81,554
Additional paid-in capital	175,854,683	128,948,064
Accumulated deficit	(159,345,293)	(113,649,622)

Total stockholders’ equity	16,600,485	15,379,996

Total Liabilities and Stockholders’ Equity	$86,109,403	$76,562,713

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